Exhibit 10.3

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 23 day of December 2021 (the “Effective Date”) by and among DMC Global Inc. (“DMC”), Arcadia Products, LLC (the “Company”), and James Schladen (“Executive”). DMC, the Company and Executive are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, DMC desires to employ Executive to serve as the President of the Company, DMC’s majority-owned subsidiary, and Executive desires to be employed in such capacity pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.                  Employment. The Parties agree that Executive’s employment with the Company is subject to the terms and conditions set forth herein.

2.                  Term. Subject to the provisions for earlier termination in Section 6 below, Executive’s employment shall begin on the Effective Date and continue for a period of three (3) years (the “Initial Term” and together with any renewal periods, the “Term”). Subject to the provisions for earlier termination in Section 6 below, the Term shall automatically renew for additional one-year periods unless no later than thirty (30) days prior to the end of the applicable Term, DMC or Executive gives written notice of non-renewal to the other, in which case, Executive’s employment will terminate at the end of the then-applicable Term.

3.                  Position. Executive shall be employed as and hold the title of President of the Company, with such duties and responsibilities as are customarily associated with such position and as may from time to time be assigned to Executive by the Chief Executive Officer of DMC (the “CEO”). Executive shall report directly to the CEO. Executive shall primarily perform his job duties at the principal offices of the Company in Vernon; provided that, to the extent it does not materially interfere with Executive’s performance of Executive’s duties under this Agreement, Executive will be permitted to periodically work remotely.

4.                  Scope of Services. Executive agrees to comply with Company policies and to devote substantially all of Executive’s business time, attention and skills to the performance of Executive’s duties hereunder and to the business and affairs of the Company and Executive shall perform such duties in a reasonably prudent manner. Executive shall not, during Executive’s employment by the Company, without the prior written approval of the CEO, be employed by or otherwise engage in any other business activity requiring any material amount of Executive’s time, provided that Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not materially interfere with the performance of Executive’s duties under this Agreement to any one or more of the following activities: (a) passively investing Executive’s personal assets in such manner as will not require services to be rendered by Executive in the management or operation of the affairs of the companies in which investments are made, (b) engaging in civic, charitable, educational, professional, community or industry affairs, including serving on the boards of directors of non-profit organizations, (c) personal education and development, or (d) serving on the board of directors of any other for-profit company with the prior written approval of the CEO, so long as any such company does not engage in any business or activity that is competitive with the Company.

5.                  Salary, Compensation, and Benefits.

5.1              Base Salary. During the Term, the Company agrees to pay, and Executive agrees to accept, as Executive’s salary for all services to be rendered by Executive hereunder, a salary at an annualized rate of Five Hundred Fifty Thousand Dollars ($550,000), less all applicable withholdings and deductions (the “Base Salary”), payable in installments pursuant to the Company’s standard payroll practices and policies, as they may be modified from time to time. The Base Salary may be increased, but not decreased, in the sole discretion of DMC; provided, however, that nothing herein shall be deemed to require any increase. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so increased from time to time.

5.2              Bonus. In addition to the Base Salary, beginning with fiscal year 2022, Executive shall be eligible to receive an annual bonus pursuant to DMC’s bonus program applicable to its senior executives generally, as in effect from time to time, which shall not be inconsistent with the terms of this Agreement (the “Annual Bonus”). Executive’s target Annual Bonus will be 100% of Executive’s Base Salary (the “Target Bonus”) in accordance with the program (the payout range based on business and personal performance is 0-180%). The amount of such Annual Bonus shall be determined by the Compensation Committee of the Board of Directors of DMC (the “Compensation Committee”); provided, however, that a minimum Annual Bonus of Five Hundred Fifty Thousand Dollars ($550,000) for fiscal year 2022 will be guaranteed, subject to Section 6. For the avoidance of doubt, the Annual Bonus for Executive’s first year of employment will be not prorated. Any Annual Bonus paid pursuant to this Agreement will be subject to applicable withholdings and deductions and will be paid within seventy-four (74) days after the end of the calendar year to which the bonus relates.

5.3              Long Term Incentive Plan.

(a)               Executive will be eligible to participate in DMC’s Long-Term Incentive Program (“LTIP”) as applicable to its senior executives and as in effect from time to time. Executive’s target annual value for the LTIP shall be 200% of Executive’s Base Salary, or such lesser amount as may be established by the Company in accordance with Company-wide expense reduction activities that similarly reduce the LTIP award opportunities of DMC’s senior executives generally. The type and proportion of incentives provided to Executive under the LTIP shall be the same type and proportion of incentives as are provided to similarly situated executives of DMC.

(b)               The award agreements for LTIP grants pursuant to the 2016 Omnibus Incentive Plan shall be substantially in the forms attached as Exhibit A hereto, as such forms may be changed from time to time in the Compensation Committee’s discretion and as applicable to all senior executive officers of DMC.

5.4              Welfare and Benefit Plans. During Executive’s employment, (a) Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs of DMC and the Company; and (b) Executive and/or Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by DMC and the Company (including, to the extent provided, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) (all such plans collectively, the “Plans”), subject to the terms and conditions of any such Plans. Except as provided herein, neither DMC nor the Company shall be required to establish or continue the Plans or take any action to cause Executive to be eligible for any Plans on a basis more favorable than that applicable to DMC’s executives generally.

5.5              Car Allowance. During the Term, Executive shall be entitled to receive a car allowance of $1,500 per month under DMC’s policy applicable to its senior executives, as in effect from time to time.

5.6              Reimbursement. The Company shall reimburse Executive (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by Executive relating to the business or affairs of the Company or the performance of Executive’s duties hereunder, including, without limitation, reasonable expenses with respect to entertainment, travel and similar items, dues for membership in professional organizations, and similar professional development expenses; provided, however, that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

5.7              Paid Time Off. In addition to statutory holidays, Executive shall be entitled to up to five (5) weeks paid time off each calendar year during Executive’s employment. Time off shall accrue pursuant to the Company’s policies applicable to all employees of the Company.

5.8              Indemnification Agreement. DMC will enter into an indemnification agreement with Executive upon the Effective Date consistent with agreements applicable to all senior executive officers of DMC and substantially in the form attached hereto as Exhibit B, as such form may be changed from time to time by mutual written agreement of the parties (the “Indemnification Agreement”). DMC will maintain Directors and Officers insurance with coverage applicable to Executive during the Term and after the Term consistent with the coverage available to senior executives of DMC generally. The foregoing obligations shall survive the termination of Executive’s employment with DMC and its subsidiary.

5.9              Withholding. The Company may withhold and deduct, or cause to be withheld or deducted, from Executive’s compensation and benefits all applicable amounts as required by law or authorized by Executive.

5.10          Reservation of Rights. The Company reserves in its sole discretion the right to modify, suspend or discontinue any and all of the employee benefit plans, practices, policies and programs referenced in Sections 5.2 through 5.5 at any time without recourse by Executive, so long as such action is taken with respect to the Company’s executives generally.

6.                  Payments Upon Termination of Employment.

6.1              Termination of Employment. Either the Company may terminate Executive’s employment or Executive may resign at any time upon written notice. The date of Executive’s termination shall be (a) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (b) if written notice is given by either DMC or Executive not to renew the Term, the end of the then-applicable Term; (c) if Executive’s employment is terminated by the Company, the date stated in the notice of termination, which shall be at least thirty (30) days after the delivery of written notice; or (d) if Executive’s employment is terminated by Executive, the date stated in the notice of resignation. For the avoidance of doubt, in no event shall the delivery of notice not to renew the Term by either DMC or Executive be considered a termination by the Company without Cause or a resignation by Executive for Good Reason that would entitle Executive to payments under Section 6.3.

6.2              Accrued But Unpaid Salary and Bonus. In the event Executive’s employment with the Company terminates for any reason, the Company shall pay to Executive (or, in the event of Executive’s death, to Executive’s estate or named beneficiary) (a) any Base Salary, paid time off, expense reimbursements, and benefits that are accrued but unpaid as of the date of termination and (b) any earned but unpaid Annual Bonus for any prior calendar year (subsections (a) and (b) collectively, the “Accrued Obligations”). The Company shall provide that Executive and his eligible dependents may elect to continue health care coverage under COBRA for the relevant period permitted by COBRA at Executive’s cost. Executive shall not be entitled to any additional payments or consideration in the event of the termination of Executive’s employment, other than as set forth below.

6.3              Resignation Without Good Reason; Termination for Cause. If Executive resigns from his employment without Good Reason or the Company terminates Executive for Cause, Executive shall only receive his Accrued Obligations and any other rights to which he is entitled under the Company’s benefit plans. Executive shall not be entitled to any other form of compensation and all other obligations of the Company to Executive pursuant to this Agreement shall automatically terminate.

6.4              Severance.

(a)               Upon termination of Executive’s employment with the Company due to death or Disability (defined below), in addition to the Accrued Obligations, the Company shall pay and provide to Executive the following payments and benefits:

(i)                 A prorated Annual Bonus for the calendar year during which the date of termination occurs, the amount of which shall be equal to the amount of the Annual Bonus that would have been paid to Executive had he remained employed for the entire calendar year based upon actual performance multiplied by a fraction, the numerator of which is the number of days in such calendar year prior to and including the date of termination and the denominator of which is the number of days in such calendar year, payable at the same time that annual bonuses are payable to DMC’s senior executives generally (the “Prorated Bonus”); and

(ii)              To the extent then-outstanding and unvested, any LTIP Awards grants contemplated by Section 5.3 shall vest in full and become non-forfeitable.

(b)               Upon termination of Executive’s employment with the Company by the Company without Cause (defined below) or upon Executive’s resignation from employment for Good Reason (defined below), in either case absent a Change in Control (defined below), and in each case contingent upon Executive’s execution, non-revocation, and delivery of a Confidential Severance and Release Agreement in a form substantially similar to Exhibit C of this Agreement and acceptable to the Company (the “Release Agreement”), in addition to the Accrued Obligations, Executive shall be entitled to the following payments and benefits:

(i)                 A lump sum severance payment in an amount equal to (x) twelve (12) months of Base Salary; and (y) one (1) times the sum of the average Annual Bonus (if any) paid to Executive for the two (2) years preceding the date of termination (or, if shorter, the Annual Bonus paid (if any) in the preceding year, or if Executive has not yet completed an Annual Bonus cycle, the Target Bonus), less applicable withholdings and deductions, payable on the 60th day following the date of termination (or the following business day, if such date is not a business day);

(ii)               A Prorated Bonus; and

(iii)             To the extent then-outstanding and unvested, any LTIP grants contemplated by Section 5.3 shall vest in full and become non-forfeitable.

(c)               Upon termination of Executive’s employment with the Company by the Company without Cause or upon Executive’s resignation from employment for Good Reason, in either case within one year following a Change in Control, in each case contingent upon Executive’s execution, non-revocation, and delivery of the Release Agreement, in addition to the Accrued Obligations, Executive shall be entitled to the following payments and benefits:

(i)                 A lump sum severance payment in an amount equal to (x) twenty-four (24) months of Base Salary; and (y) one (1) times the sum of the average Annual Bonus (if any) paid to Executive for the two (2) years preceding the date of termination (or, if shorter, the Annual Bonus paid (if any) in the preceding year, or if Executive has not yet completed an Annual Bonus cycle, the Target Bonus), less applicable withholdings and deductions, payable on the 60th day following the date of termination (or the following business day, if such date is not a business day);

(ii)              A Prorated Bonus; and

(iii)            To the extent then-outstanding and unvested, any LTIP grants contemplated by Section 5.3 shall vest in full and become non-forfeitable.

(d)               The Company’s obligations under this Section 6.3 (other than the Accrued Obligations) are subject to the requirements and time periods set forth in this Section 6.3 and in the Release Agreement. Prior to receiving the payments described in this Section 6.3, Executive shall execute the Release Agreement on or before the date sixty (60) days after the last day of Executive’s employment and shall not revoke such Release Agreement during any applicable revocation period. If Executive fails to timely execute and remit the Release Agreement, or revokes such Release Agreement, Executive waives any right to the payments provided under this Section 6.3. The Company will have no further obligations to Executive under this Agreement or otherwise after making payments pursuant to this Section 6.3, if any. Lump sum cash severance payments under this Section 6.3 shall be made within sixty (60) days of Executive’s execution and delivery of the Release Agreement; provided, however, that Executive has not and can no longer revoke the Release Agreement on the date of payment.

(e)               Notwithstanding anything in the Agreement to the contrary, the Company shall have the right to terminate all payments and benefits owing to Executive pursuant to this Section 6.3 upon Company’s discovery of any material breach by Executive of Executive’s continuing obligations under this Agreement or Executive’s obligations under the Release Agreement.

6.5              Definitions. For purposes of this Agreement, capitalized terms used in this Section 6 but not otherwise defined in this Agreement shall have the meaning hereby assigned to them as follows:

(a)               “Cause” shall mean Executive’s: (i) theft or embezzlement of Company funds or assets; (ii) conviction of, or guilty plea or no contest plea, to a felony charge or any misdemeanor involving moral turpitude; (iii) noncompliance with any laws or regulations, foreign or domestic, that materially and adversely affects the operation of the Company’s business; (iv) violation of any lawful express direction of, or any material violation of a rule, regulation or policy established by the Company or DMC, so long as such rule, regulation or policy is consistent with the terms of this Agreement, that materially and adversely affects the operation of the Company’s business; or (v) material breach of this Agreement or any award agreement for LTIP grants between the Executive and the Company or DMC, or breach of the Executive’s fiduciary duties, in each case, that materially and adversely affects the operation of the Company’s business; provided however, that Cause shall not exist for subparagraph (iv) or (v) unless Executive has been given written notice specifying the act, omission, or circumstances alleged to constitute Cause and, to the extent curable, Executive fails to cure or remedy such act, omission, or circumstances within thirty (30) days after receipt of such notice, as determined by the Company reasonably and in good faith.

(b)               “Change in Control” shall mean

(i)                 The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of either (1) the then outstanding shares of common stock of DMC (the “Outstanding DMC Common Stock”) or (2) the combined voting power of the then outstanding voting securities of DMC entitled to vote generally in the election of directors (the “Outstanding DMC Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from DMC, (2) any acquisition by DMC, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by DMC or any corporation controlled by DMC.

(ii)              Individuals who, as of the date hereof, constitute the board of directors of DMC (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by DMC’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of DMC.

(iii)            Consummation by DMC of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of DMC or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns DMC or all or substantially all of DMC’s assets either directly or through one or more subsidiaries) is represented by Outstanding DMC Common Stock and Outstanding DMC Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding DMC Common Stock and Outstanding DMC Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding DMC Common Stock and Outstanding DMC Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(iv)             Approval by the stockholders of DMC of a complete liquidation or dissolution of DMC.

(v)               Consummation by DMC of the sale or other disposition of the Company or all or substantially all of the assets of the Company.

(c)               “Disability” shall mean the inability of Executive to perform Executive’s essential duties and responsibilities under this Agreement with or without reasonable accommodation for a continuous period exceeding ninety (90) days or for a total of one hundred eighty (180) days during any period of twelve (12) consecutive months as a result of a physical or mental illness, disease or personal injury.

(d)               “Good Reason” shall mean, in the context of a resignation by Executive, a resignation that occurs within sixty (60) days following the Company’s failure to cure any of the following within sixty (60) days of receiving written notice from Executive of the existence of any of the following, which written notice must be provided within sixty (60) days of the initial occurrence of such item and must specify in detail the facts and circumstances giving rise to such item: (i) a material diminution of Executive’s duties or responsibilities from those reasonably expected in Executive’s role as president of a business unit of DMC, (ii) any reduction in Executive’s Base Salary (but excluding any reduction due to withholdings set forth in Section 5.9) or nonpayment of Executive’s Base Salary, (iii) any material change in the primary geographic location at which the Executive must perform services, or (iv) any material breach of this Agreement by the Company.

7.                  Confidential Information.

7.1              For the purposes of this Agreement, “Confidential Information” means all information, data, knowledge, and know-how relating, directly or indirectly, to DMC, the Company and their businesses, including, without limitation: (a) business plans and strategies, prospect information, financial information, investment plans, marketing plans and strategies, financial plans and strategies; (b) confidential personnel or human resources data; (c) customer lists, customer information, pricing information, supplier/vendor lists, customer and supplier/vendor strategies and plans, contracts, agreements, and leases; (d) any other information having present or potential commercial value; (e) the whole or any portion or phase of any proprietary information or trade secrets; (f) ideas, methods, know-how, techniques, systems, processes, software programs, works of authorship, projects, or plans; and (g) confidential information of any kind in possession of DMC or the Company, whether developed for or by DMC or the Company (including information developed by Executive), received from a third party in confidence, or belonging to others and licensed or disclosed to the Company in confidence for use in any aspect of its business. Any Intellectual Property (defined below) that is not publicly available shall also constitute part of the Confidential Information. The list set forth above is not intended by the Company to be a comprehensive list of Confidential Information. All Confidential Information shall be treated as Confidential Information regardless of whether it pertains to the Company or its customers and regardless of whether it is marked or designated as “confidential.” For purposes of this Agreement, Confidential Information shall not include general industry knowledge, information that is publicly available (other than as a result of a breach of this Agreement), or information that becomes available to Executive on a non-confidential basis from a source other than the Company; provided, however, that such source is not bound by a confidentiality agreement or other obligation with respect to confidentiality.

7.2              Executive acknowledges that the success of the Company depends in large part on the protection of the Confidential Information. Executive further acknowledges that in the course of Executive’s employment with the Company, Executive has or will become familiar with the Confidential Information. Executive recognizes and acknowledges that the Confidential Information is a valuable, special and unique asset of DMC and the Company’s businesses, access to and knowledge of which are essential to the performance of Executive’s duties hereunder. Executive acknowledges that use or disclosure of the Confidential Information outside the performance of Executive’s job duties for the Company would cause harm and/or damage to the Company.

7.3              Executive agrees that, both during and after the Term, Executive will not, except in the ordinary course of Executive’s employment with the Company and for the benefit of the Company, disclose any Confidential Information to any person, firm, business, company, corporation, association, or any other entity for any reason or purpose whatsoever. Executive also agrees that, both during and after the Term, Executive will not, except in the ordinary course of Executive’s employment with the Company and for the benefit of the Company, make use of any Confidential Information for Executive’s own purposes or for the benefit of any person, firm, business, company, corporation, or any other entity for any reason or purpose whatsoever. Executive shall consider and treat as confidential all Confidential Information in any way relating to the Company’s business and affairs, whether created by Executive or otherwise coming into Executive’s possession before, during, or after the termination of Executive’s employment. Executive shall secure and protect the Confidential Information in a manner designed to prevent all access and uses thereof contrary to the terms of this Agreement. Executive further agrees that Executive shall use Executive’s best efforts to assist the Company in identifying and preventing any use or disclosure of the Confidential Information contrary to this Agreement.

7.4              18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

7.5              Executive represents and warrants that, upon separation of employment, and without any request by the Company, Executive will return to the Company any and all property, documents, and files (including all recorded media, such as papers, computer disks, drives, or other data storage devices, copies, photographs, and maps) that contain Confidential Information or relate in any way to the Company or its business. Executive agrees, to the extent Executive possesses any files, data, or information relating in any way to DMC or the Company or their business on any personal computer, device, or account, Executive will first return to the Company such files, data, or information and then delete those files, data, or information (and will retain no copies in any form). Executive also will return any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other Company property in any form prior to the last date of employment. Notwithstanding anything in the foregoing to the contrary, Executive shall be entitled to retain Executive’s cell phone (including Executive’s phone number to the extent practicable) and personal rolodex, so long as any Confidential Information or Intellectual Property is deleted from such device on Executive’s last date of employment.

8.                  Intellectual Property.

8.1              “Intellectual Property” means any and all original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is employed by the Company.

8.2              Executive hereby assigns to the Company, or its designee, all of Executive’s right, title, and interest in and to all Intellectual Property, except where prohibited by law, so that the Company is the exclusive owner of the Intellectual Property.  Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act, and that such works made for hire shall constitute part of the Intellectual Property. Executive shall not use any Intellectual Property except for the exclusive benefit of the Company. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure or enforce the Company’s rights in any Intellectual Property.

8.3              Unless otherwise set forth in an attachment to this Agreement, Executive warrants and represents that there are no original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions which were made or acquired by Executive prior to Executive’s employment by the Company, which are owned in whole or in part by Executive, which relate to the business, or the Company’s proposed business, and which are not assigned to the Company under this Agreement.

8.4              Notwithstanding anything herein to the contrary, Executive understands that the assigned Intellectual Property shall not include any Intellectual Property that qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code, which are attached hereto as Exhibit D.

9.                  Non-Solicitation. During Executive’s employment with the Company and for a period of one (1) year (the “Restricted Period”) following the termination (whether voluntary or involuntary) of Executive’s employment (the “Separation Date”), Executive shall not directly or indirectly interfere in any way with the relationship between the Company and any employee, agent, or consultant of the Company who provided services to the Company within the twelve (12) months preceding the Separation Date, including, without limitation, directly or indirectly soliciting, inducing, enticing, employing, or attempting to solicit, induce, entice, or employ any such employee, agent, or consultant of the Company.

10.              Equitable Remedies. The services to be rendered by Executive and the Confidential Information entrusted to Executive as a result of Executive’s employment by the Company are of a unique and special character, and, notwithstanding any other provision in this Agreement, any breach by Executive of this Agreement, will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. The Company will be entitled to, in addition to all other remedies available to it, injunctive relief, specific performance, or any other equitable relief to prevent a breach and to secure the enforcement of the provisions of this Agreement. It is hereby further agreed that the provisions of Sections 7 through 9 are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim made by Executive against the Company.

11.              Cooperation. After the termination of Executive’s employment, Executive agrees to cooperate and provide reasonable assistance, at the request of the Company, in the transitioning of Executive’s job duties and responsibilities, and upon receipt of reasonable notice from the Company, to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected to the extent that such investigation, lawsuit, arbitration or other proceeding relates to the period of Executive’s employment with the Company. Executive also agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company, including for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation to the extent that such investigation, lawsuit, arbitration or other proceeding relates to the period of Executive’s employment with the Company. Executive further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Section 11. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses, including travel, duplicating and telephonic expenses, incurred by Executive in complying with this Section 11.

12.              Business Opportunities. Executive shall promptly disclose to the Company all material business ideas, prospects, proposals, and other opportunities pertaining to any aspect of the Company’s business that are originated by any third parties and brought to the attention of Executive during the Term.

13.              Representations and Warranties. Executive hereby represents and warrants to the Company as follows:

13.1          Executive acknowledges the success of the Company’s business depends in large part on the protection of the Confidential Information and trade secrets. Executive acknowledges Executive’s access to the Confidential Information, coupled with the personal relationships and goodwill between the Company and its customers would enable Executive to compete unfairly against the Company;

13.2          Executive acknowledges this Agreement is intended to protect the Company’s Confidential Information and that, given the nature of the business in which the Company is engaged, the restrictions in Sections 7 through 9 are reasonable and necessary to protect the legitimate interests of the Company;

13.3          Executive has full power, authority, and capacity to enter into this Agreement and to perform Executive’s obligations hereunder. This Agreement has been voluntarily executed by Executive and constitutes a valid and binding agreement of Executive;

13.4          Executive has read this Agreement and has had the opportunity to have this Agreement reviewed by Executive’s legal counsel;

13.5          Executive acknowledges and agrees that the payments and other consideration set forth above constitute sufficient consideration for this Agreement;

13.6          To the best of Executive’s knowledge, Executive’s employment with the Company will not (a) conflict with or result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, or (e) require any authorization, consent, approval, execution, or other action by or notice to any court or other governmental body under the provisions of any other agreement or instrument to which Executive is a party;

13.7          Executive has not previously and will not in the future disclose to the Company any proprietary information, trade secrets, or other confidential information belonging to any previous employer or other third party to whom Executive has an obligation of confidentiality, and Executive has not previously and will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom Executive has an obligation of confidentiality, unless consented to in writing by that former employer or person; and

13.8          Executive will notify business partners and future employers of Executive’s obligations under this Agreement, and Executive consents to such notification by the Company.

14.              Waivers and Amendments. The respective rights and obligations of the Company and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and Executive. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

15.              Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale. Executive may not assign or delegate to any third person Executive’s obligations under this Agreement. The rights and benefits of Executive under this Agreement are personal to Executive (or, in the event of Executive’s death or disability, Executive’s personal representative, heirs, or beneficiaries), and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

16.              Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the Parties with regard to the subjects hereof and supersedes in its entirety all other or prior or contemporaneous agreements, whether oral or written, with respect thereto.

17.              Notices. Any notices, consents, or other communication required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a nationally recognized overnight courier service to the Parties at the addresses set forth below:

If to DMC or the Company:

Arcadia Products, LLC
c/o DMC Global Inc.
11800 Ridge Parkway, Suite 300
Broomfield, CO 80021
Attention: Kevin Longe
Email: [***]

With a copy to:

DMC Global Inc.
11800 Ridge Parkway, Suite 300
Broomfield, CO 80021
Attention: Michelle Shepston
Email: [***]

If to Executive, to the address set forth on the signature page of this Agreement or to the current address listed in the Company’s records.

18.              Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to its conflicts of law provisions. Venue and jurisdiction will be in the California state or federal courts.

19.              Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

20.              Section 409A.

20.1          This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed. However, in no event shall the Company be liable to Executive for any taxes, interest, or penalties due as a result of the application of Section 409A to any payments or benefits provided hereunder.

20.2          Each payment provided for in this Agreement shall, to the extent permissible under Section 409A, be deemed a separate payment for purposes of Section 409A.

20.3          Payments or benefits pursuant to this Agreement shall be treated as exempt from Section 409A to the maximum extent possible under Treasury Regulation Section 1.409A-1(b)(9)(v), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.

20.4          All taxable expenses or other reimbursements or in-kind benefits under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any such taxable reimbursement or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

20.5          Executive shall have no right to designate the date of any payment hereunder.

20.6          The definition of Good Reason is intended to constitute “good reason” as such term is used in Treas. Reg. §1.409A-1(n)(2) and shall be interpreted and construed accordingly, and to the maximum extent permitted by Section 409A and guidance thereunder, a termination for Good Reason shall be an “involuntary separation from service” as such term is used in Treas. Reg. §1.409A-1(n). For purposes of Section 6 of this Agreement, “termination” (or any similar term) when used in reference to Executive’s employment shall mean “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with the Company when, and only when, Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

20.7          Notwithstanding any other provision of this Agreement to the contrary, if (a) on the date of Executive’s separation from service (as such term is used or defined in Section 409A(a)(2)(A)(i), Treasury Regulation Section 1.409A-1(h), or any successor law or regulation), any of the Company’s equity is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (b) as a result of such separation from service, Executive would receive any payment that, absent the application of this sentence, would be subject to interest and additional tax imposed pursuant to Section 409A as a result of the application of Section 409A(2)(B)(i), then, to the extent necessary to avoid the imposition of such interest and additional tax, such payment shall be deferred until the earlier of (i) 6 months after Executive’s separation from service, (ii) Executive’s death, (iii) of such earlier time as may be permitted under Section 409A.

21.              Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile; Legal Fees.

21.1          In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited or revised by a court of competent jurisdiction so as to give effect to the provision to the fullest extent permitted by applicable law. If any of the covenants in Sections 7 through 9 are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time, and geographic area, will be effective, binding and enforceable against Executive to the greatest extent possible.

21.2          The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

21.3          The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

21.4          This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

21.5          Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile, scanned, or electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the Parties signing and delivering in such manner.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above specified.

DMC:

DMC Global Inc.

By:	/s/ Michael Kuta
Name: Michael Kuta
Title: Chief Financial Officer

COMPANY:		EXECUTIVE:

Arcadia Products, LLC

By:	/s/ Michelle Shepston	/s/ James Schladen
Name: Michelle Shepston		James Schladen
Title: Vice President and Secretary
Address: [***]
[***]

Signature Page to

Executive Employment Agreement

Exhibit D

CALIFORNIA LABOR CODE 2870 NOTICE:

California Labor Code Section 2870 provides as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under California Labor Code Section 2870(a), the provision is against the public policy of this state and is unenforceable.

Exempted intellectual property under California Labor Code Section 2870:

1.